Exhibit 99.1
                                  TIFFANY & CO.
                                  NEWS RELEASE

727 Fifth Avenue
New York, New York 10022
                                            CONTACTS:   James N. Fernandez
                                                        (212) 230-5315
                                                        Mark L. Aaron
                                                        (212) 230-5301

               TIFFANY COMPLETES LONG-TERM DEBT FINANCING IN JAPAN

September 30, 2003 - Tiffany & Co. Japan Inc., an indirect wholly-owned subsidiary of Tiffany & Co. (NYSE:TIF) today announced completion of the sale of yen 15 billion of First Series Yen denominated Bonds due 2010 (for Qualified Institutional Investors Only) with a 7-year bullet maturity and a fixed interest coupon rate of 2.02%. The Bonds are senior unsecured obligations of Tiffany & Co. Japan Inc. The obligations under the Bonds are unconditionally and irrevocably guaranteed by Tiffany & Co.

The proceeds of the sale were primarily used to repay the short-term debt incurred in connection with the purchase on June 30, 2003 of the land and building housing the Tiffany flagship store in Tokyo, Japan.

The Bonds were offered only to Qualified Institutional Investors in Japan. In reliance on Regulation S under the Securities Act of 1933, the Bonds have not been and will not be registered under the Securities Act. Unless so registered, the Bonds may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the debentures in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Lehman  Brothers  acted as the lead  placement  agent in this  offering,  Mizuho
Securities Co., Ltd. acted as senior co-placement agent and J.P. Morgan Securities Asia Private Limited acted as co-placement agent.

Tiffany & Co. is the internationally renowned jeweler and specialty retailer. Sales are made primarily through company-operated TIFFANY & CO. stores and boutiques in the Americas, Asia-Pacific and Europe. Direct Marketing includes Tiffany's Business Sales division, Internet and catalog sales. Specialty Retail primarily includes the retail sales made in Little Switzerland, Inc. stores and also includes consolidated results from other ventures now operated or to be operated under non-TIFFANY & CO. trademarks or trade names. Additional information can be found on the company's Web sites at www.tiffany.com and www.tiffany.co.jp.


This press release contains certain "forward-looking" statements. Actual results might differ materially from those projected in the forward-looking statements. Information concerning factors that could cause actual results to differ materially are set forth in Tiffany's 2002 Annual Report and in Form 10-K, 10-Q and 8-K Reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.